EXHIBIT 99.1

FOR IMMEDIATE RELEASE                                                                                                                                 AUGUST 9, 2012

TANDY LEATHER FACTORY REPORTS Q2 2012 FINANCIAL RESULTS
NET INCOME UP 43%, OPERATING INCOME UP 39%

FORT WORTH, TEXAS – Tandy Leather Factory, Inc. (NASDAQ: TLF) today reported financial results for the second quarter of 2012.  Consolidated net income for the quarter ended June 30, 2012 was $1,540,000 compared to consolidated net income of $1,076,000 for the second quarter of 2011, an increase of 43%.  Fully diluted earnings per share for the quarter were $0.15, compared to $0.11 in the second quarter of last year.  Total sales for the quarter ended June 30, 2012 were $16.9 million, up 6% from $15.9 million in the second quarter last year.

Consolidated sales for the six months ended June 30, 2012 were $35.1 million, up 10% from the 2011 first half sales of $31.8 million.  Consolidated net income for the first half of 2012 was up 40% to $3.1 million or $0.30 per fully-diluted share versus $2.2 million or $0.22 per fully-diluted share in the comparable period last year.

Sales in the Retail Leathercraft segment, which consists of the Tandy Leather stores, increased $929,000 in the second quarter, a 10% improvement over last year's second quarter.  Seventy-seven stores comprised Tandy Leather's operations on June 30, 2012.  For the first six months of 2012, Retail Leathercraft’s sales increased $2.6 million, or 14%, over the first six months of 2011.  Second quarter sales for the Wholesale Leathercraft segment, which consists of the Leather Factory stores and national account group, were down 3% or $188,000 from the same quarter last year.  For the first six months of 2012, Wholesale Leathercraft’s sales were up $244,000, or 2%, from the same period in 2011.  International Leathercraft, consisting of three stores located in the United Kingdom, Spain and Australia, reported a sales increase of 43%, or $229,000, compared to the second quarter of 2011.  For the year, International Leathercraft’s sales were up 44%, or $462,000, over the same period last year.

Consolidated gross profit margin for the current quarter was 64.7%, improving from 61.8% for the second quarter of 2011.  For the first two quarters of this year, consolidated gross profit margin was 63.6%, increasing from last year's gross profit margin of 60.9%.  Consolidated operating expenses rose approximately 5% and 10% for the quarter and the year, respectively, $399,000 in the current quarter and $1.6 million for the first six months over the same periods a year ago.  For the second quarter, the significant increases in expenses occurred in employee compensation and benefits, travel, and rent.  For the year, expenses increases mirrored that of the second quarter.  Consolidated operating margin improved for the quarter to 14.6% compared to 11.1% last year.  On a year-to-date basis, consolidated operating margin improved from 11.6% last year to 14.3% in the current year.

Jon Thompson, Chief Executive Officer and President, commented, “Our second quarter results were solid, achieving higher sales and higher earnings compared to last year’s second quarter.  All three segments contributed to the increase in profits.  We are confident that the intentional increase in our stores’ inventory levels is having a positive impact on our sales.  Gross profit margins as a percentage of sales were extremely strong this quarter as we continue to take advantage of special buying opportunities.  Balancing sales, gross profit margins, inventory and cash can be tricky at times, but we believe the strategy is working as evidenced by our financial results.”

Chief Financial Officer and Treasurer, Shannon Greene, added, “We have significantly increased our investment in inventory this year, although it is not as severe as it first appears.  Our stores’ inventories are up approximately 30% from the end of last year in order to eliminate lost sales due to a lack of product availability.  Our central warehouse inventory is up 80% during that same time.  However, we ended 2011 with our warehouse being out of most leathers, so the increase this year is simply to get it back up to a reasonable level to support the stores.  Further, with the positive sales trends at the stores, it is important that we have sufficient stock to carry us through the rest of the year.”

Tandy Leather Factory, Inc., (http://www.tandyleatherfactory.com), headquartered in Fort Worth, Texas, is a specialty retailer and wholesale distributor of a broad product line including leather, leatherworking tools, buckles and adornments for belts, leather dyes and finishes, saddle and tack hardware, and do-it-yourself kits. The Company distributes its products through its 29 Leather Factory stores, located in 19 states and 3 Canadian provinces, 77 Tandy Leather retail stores, located in 36 states and 6 Canadian provinces, and three combination wholesale/retail stores located in the United Kingdom, Australia and Spain.  Its common stock trades on the Nasdaq with the symbol "TLF".  To be included on Tandy Leather Factory’s email distribution list, go to http://www.b2i.us/irpass.asp?BzID=1625&to=ea&s=0.

Contact:	Shannon L. Greene, Tandy Leather Factory, Inc.	(817) 872-3200 or sgreene@tandyleather.com
	Mark Gilbert, Magellan Fin, LLC	(317) 867-2839 or MGilbert@MagellanFin.com

This news release may contain statements regarding future events, occurrences, circumstances, activities, performance, outcomes and results that are considered “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Actual results and events may differ from those projected as a result of certain risks and uncertainties. These risks and uncertainties include but are not limited to: changes in general economic conditions, negative trends in general consumer-spending levels, failure to realize the anticipated benefits of opening retail stores; availability of hides and leathers and resultant price fluctuations; change in customer preferences for our product, and other factors disclosed in our filings with the Securities and Exchange Commission.  These forward-looking statements are made only as of the date hereof, and except as required by law, we do not intend to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Selected financial data:

	Quarter Ended 06/30/12		Quarter Ended 06/30/11
	Sales	Operating Income	Sales	Operating Income
Wholesale Leathercraft	$6,282,990	$1,103,311	$6,471,072	$608,385
Retail Leathercraft	9,863,139	1,309,503	8,934,306	1,038,301
International Leathercraft	758,125	51,958	528,543	122,629
Total Operations	$16,904,254	$2,464,772	$15,933,921	$1,769,315

	Six Months Ended 06/30/12		Six Months Ended 06/30/11
	Sales	Operating Income	Sales	Operating Income
Wholesale Leathercraft	$13,435,407	$2,336,163	$13,191,781	$1,418,439
Retail Leathercraft	20,145,953	2,668,228	17,583,458	2,040,602
International Leathercraft	1,499,972	14,556	1,037,722	222,762
Total Operations	$35,081,332	$5,018,947	$31,812,961	$3,681,803

Wholesale Leathercraft	Quarter Ended 06/30/12		Quarter Ended 06/30/11
	# of stores	Sales	# of stores	Sales
Sales store sales	29	$6,070,345	29	$5,838,551
National account group	n/a	212,645	n/a	632,521
Total Sales – Wholesale Leathercraft	29	$6,282,990	29	$6,471,072

Wholesale Leathercraft	Six Months Ended 06/30/12		Six Months Ended 06/30/11
	# of stores	Sales	# of stores	Sales
Sales store sales	29	$12,411,129	29	$11,771,831
National account group	n/a	1,024,278	n/a	1,419,950
Total Sales – Wholesale Leathercraft	29	$13,435,407	29	$13,191,781

Retail Leathercraft	Quarter Ended 06/30/12		Quarter Ended 06/30/11
	# of stores	Sales	# of stores	Sales
Sales store sales	76	$9,768,973	76	$8,924,874
New store sales	1	94,166	1	9,432
Total Sales – Retail Leathercraft	77	$9,863,139	77	$8,934,306

Retail Leathercraft	Six Months Ended 06/30/12		Six Months Ended 06/30/11
	# of stores	Sales	# of stores	Sales
Sales store sales	76	$19,946,496	76	$17,574,026
New store sales	1	199,457	1	9,432
Total Sales – Retail Leathercraft	77	$20,145,953	77	$17,583,458

International Leathercraft	Quarter Ended 06/30/12		Quarter Ended 06/30/11
	# of stores	Sales	# of stores	Sales
Sales store sales	1	$485,350	1	$528,543
New store sales	2	272,775	-	-
Total Sales – Int’l Leathercraft	3	$758,125	1	$528,543

International Leathercraft	Six Months Ended 06/30/12		Six Months Ended 06/30/11
	# of stores	Sales	# of stores	Sales
Sales store sales	1	$1,015,206	1	$1,037,722
New store sales	2	484,766	-	-
Total Sales – Int’l Leathercraft	3	$1,499,972	1	$1,037,722

Tandy Leather Factory, Inc.
Consolidated Balance Sheets

	June 30, 2012 (unaudited)	December 31, 2011 (audited)
ASSETS
CURRENT ASSETS:
Cash	$3,816,559	$10,765,591
Short-term investments, including certificates of deposit	85,533	423,893
Accounts receivable-trade, net of allowance for doubtful accounts
of $170,000 and $81,000 in 2012 and 2011, respectively	1,118,871	1,328,579
Inventory	29,749,811	19,940,251
Prepaid income taxes	-	-
Deferred income taxes	392,283	281,251
Other current assets	1,564,186	948,459
Total current assets	36,727,243	33,688,024

PROPERTY AND EQUIPMENT, at cost	15,360,240	14,999,826
Less accumulated depreciation and amortization	(5,167,913)	(4,700,476)
	10,192,327	10,299,350

GOODWILL	987,634	987,009
OTHER INTANGIBLES, net of accumulated amortization of
$562,000 and $539,000 in 2012 and 2011, respectively	165,040	187,292
Other assets	338,039	341,240
	$48,410,283	$45,502,915

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable-trade	$3,018,362	$1,622,697
Accrued expenses and other liabilities	6,078,453	4,641,191
Income taxes payable	334,240	638,897
Current maturities of long-term debt	202,500	202,500
Total current liabilities	9,633,555	7,105,285

DEFERRED INCOME TAXES	851,931	858,829

LONG-TERM DEBT, net of current maturities	3,003,750	3,105,000

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY:
Preferred stock, $0.10 par value; 20,000,000 shares authorized;
none issued or outstanding; attributes to be determined on issuance	-	-
Common stock, $0.0024 par value; 25,000,000 shares authorized;
11,150,065 shares issued at 2012 and 2011;
10,156,442 shares outstanding at 2012 and 2011	26,760	26,760
Paid-in capital	5,746,543	5,736,543
Retained earnings	31,759,549	31,181,936
Treasury stock at cost (993,623 shares at 2012 and 2011)	(2,894,068)	(2,894,068)
Accumulated other comprehensive income	282,263	382,630
Total stockholders' equity	34,921,047	34,433,801
	$48,410,283	$45,502,915

Tandy Leather Factory, Inc.
Consolidated Statements of Income
(Unaudited)
For the Three and Six Months Ended June 30, 2012 and 2011

	THREE MONTHS		SIX MONTHS
	2012	2011	2012	2011

NET SALES	$16,904,254	$15,933,921	$35,081,332	$31,812,961

COST OF SALES	5,964,053	6,088,667	12,775,498	12,442,859

Gross profit	10,940,201	9,845,254	22,305,834	19,370,102

OPERATING EXPENSES	8,475,429	8,075,939	17,286,887	15,688,299

INCOME FROM OPERATIONS	2,464,772	1,769,315	5,018,947	3,681,803

OTHER INCOME (EXPENSE):
Interest expense	(58,235)	(62,132)	(116,627)	(124,135)
Other, net	42,757	(45,767)	62,571	(94,599)
Total other income (expense)	(15,478)	(107,899)	(54,056)	(218,734)

INCOME BEFORE INCOME TAXES	2,449,294	1,661,416	4,964,891	3,463,069

PROVISION FOR INCOME TAXES	909,656	585,060	1,851,147	1,236,137

NET INCOME	$1,539,638	$1,076,356	$3,113,744	$2,226,932

NET INCOME PER COMMON SHARE:
Basic	$0.15	$0.11	$0.30	$0.22
Diluted	$0.15	$0.11	$0.30	$0.22

Weighted Average Number of Shares Outstanding:
Basic	10,156,442	10,156,442	10,156,442	10,156,442
Diluted	10,172,171	10,168,098	10,172,561	10,175,561

Tandy Leather Factory, Inc.
Consolidated Statements of Cash Flows
(Unaudited)
For the Six Months Ended June 30, 2012 and 2011

	2012	2011
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	3,113,744	2,226,932
Adjustments to reconcile net income to net cash (used in) provided by operating activities:
Depreciation and amortization	524,053	497,351
Loss on disposal or abandonment of assets	6,145	79,035
Non-cash stock-based compensation	10,000	26,030
Deferred income taxes	(117,930)	232,119
Other	(97,094)	117,789
Net changes in assets and liabilities, net of effect of business acquisitions:
Accounts receivable-trade, net	209,708	(99,985)
Inventory	(9,809,560)	(24,219)
Income taxes	(304,657)	(611,129)
Other current assets	(615,727)	(298,022)
Accounts payable-trade	1,395,665	250,374
Accrued expenses and other liabilities	1,437,262	(1,867,753)
Total adjustments	(7,362,135)	(1,698,410)
Net cash (used in) provided by operating activities	(4,248,391)	528,522

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment	(403,611)	(497,485)
Proceeds from maturities of certificates of deposit	336,000	645,252
Proceeds from sale of assets	1,150	25,473
Decrease (increase) in other assets	3,201	2,841
Net cash (used in) provided by investing activities	(63,260)	176,081

CASH FLOWS FROM FINANCING ACTIVITIES:
Payments on notes payable and long-term debt	(101,250)	(101,250)
Payment of cash dividend	(2,536,131)	-
Net cash (used in) provided by financing activities	(2,637,381)	(101,250)

NET (DECREASE) INCREASE IN CASH	(6,949,032)	603,353

CASH, beginning of period	10,765,591	4,293,746

CASH, end of period	$3,816,559	4,897,099

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Interest paid during the period	$116,627	$124,135
Income tax paid during the period, net of (refunds)	$2,273,330	$1,471,101